Exhibit 4.1
AMENDMENT TO RIGHTS AGREEMENT
This Amendment No. 1 to the Rights Agreement (this "Amendment") is dated as of January 26, 2018 and amends the Rights Agreement, dated as of December 16, 2016 (the "Rights Agreement"), by and between Dorian LPG Ltd, a Marshall Islands corporation (the "Company") and Computershare Inc., as duly appointed rights agent (the "Rights Agent"). Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.
WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights Agreement to January 26, 2018; and
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order, among other things, make any other provisions with respect to the Rights which the Company may deem necessary or desirable.
NOW, THEREFORE, the parties hereto agree as follows:
1.	The definition of "Final Expiration Date" set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:
"Final Expiration Date" shall mean the Close of Business on January 26, 2018."
2.	Exhibits A and B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.
3.
This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4.	The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment.
5.
This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment executed and/or transmitted electronically (including by fax or .pdf) shall have the same authority, effect, and enforceability as an original signature.

6.
This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.  In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

7.
The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

8.	By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the effective time stated above.

Attest:  DORIAN LPG LTD.

By:	/s/ John C. Hadjipateras	By:	/s/ Theodore B. Young
Name:	John C. Hadjipateras	Name:	Theodore B. Young
Title:	Chairman, President and Chief Executive Officer	Title:	Chief Financial Officer

Attest: COMPUTERSHARE INC.

By:	/s/ Patrick Mullaly
Name:	Patrick Mullaly
Title:	Vice President

[Signature Page to Amendment to Rights Agreement]